Exhibit 16.1

February 10, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

             Re: Tracksoft Systems, Inc.
             File No. 000-54294

Commissioners:

We have read Item 4.01 of the Form 8-K dated February 10, 2012, of Tracksoft Systems Inc. and are in agreement with the statements contained therein insofar as they relate to our dismissal and our audits for the fiscal years ended August 31, 2011 and 2010 and our reviews of interim financial statements. We agree with the statements concerning our Firm in such Form 8-K. At this time, there are no accounting disagreements on the financial statements audited or reviewed by this firm and filed with the Securities and Exchange Commission. We are not in a position to agree or disagree with the statements contained therein in Item 4.01 regarding the engagement of another independent registered public accounting firm or the approval of such engagement by the Board of Directors of the registrant.

Sincerely,

/s/  Kyle L. Tingle, CPA, LLC

Kyle L. Tingle, CPA, LLC